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Filed pursuant to Rule 424(b)(5)
Registration No. 333-235347

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common stock, par value $0.001 per share	11,500,000	$11.25	$129,375,000	$16,792.88

(1)
Includes 1,500,000 shares of common stock issuable upon exercise of the underwriters' option to purchase additional shares of common stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(to Prospectus dated December 4, 2019)

10,000,000 Shares

Everi Holdings Inc.

Common Stock

We are offering 10,000,000 shares of our common stock, par value $0.001 per share. Our common stock is listed on the New York Stock Exchange under the symbol "EVRI." On December 4, 2019, the last reported sale price of our common stock on the New York Stock Exchange was $11.86 per share.

Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-10 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No gaming or regulatory agency has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$11.2500	$112,500,000
Underwriting Discounts and Commissions(1)	$0.5625	$5,625,000
Proceeds to us before expenses	$10.6875	$106,875,000

(1)
See "Underwriting."

Delivery of the shares of common stock is expected to be made on or about December 10, 2019. We have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,500,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $6,468,750, and the total proceeds to us, before expenses, will be $122,906,250.

Joint Book-Running Managers

Jefferies	Stifel
Joint Lead Managers
Craig-Hallum Capital Group	Raymond James
Co-Manager
SunTrust Robinson Humphrey

Prospectus Supplement dated December 5, 2019

IMPORTANT NOTICE ABOUT INFORMATION IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of our common stock. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about this offering of shares of our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Incorporation of Certain Information by Reference" in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone else to make additional representations or to provide you with information other than information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us relating to this offering. Neither we nor the underwriters take responsibility for, or provide assurances as to the reliability of, any other information that others may give you or representations that others may make. We are offering to sell shares of our common stock, and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

These forward-looking statements include, among other things, statements regarding the following matters: the timing of the offering contemplated by this prospectus supplement; the recurring nature of our revenues; trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; product development, including the release of new game features and additional game and system releases in the future; regulatory approvals; gaming regulatory, card association, and statutory compliance; the implementation of new or amended card association and payment network rules; consumer collection activities; future competition; future tax liabilities; future goodwill impairment charges; international expansion; resolution of litigation; dividend policy; new customer contracts and contract renewals; future results of operations (including revenue, expenses, margins, earnings, cash flow and capital expenditures); expected key improvements in free cash flow; expectations regarding our improved credit profile; future interest rates and interest expense; future borrowings; and future equity incentive activity and compensation expense.

In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "will," "should," "would," "likely," and similar expressions. In addition, any statements that refer to projections of our future financial performance, our anticipated growth, and trends in our business and other characterizations of future events or circumstances are forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performances and are subject to assumptions and involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance, or achievement implied by such forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, market and economic forces; our substantial leverage; our ability to compete in the gaming industry, manage competitive pressures, navigate gaming market contractions, and continue operating in Native American gaming markets; expectations regarding our existing and future installed base and win per day, our product portfolio, and development and placement fee arrangements; expectations regarding customers', gaming establishments', and patrons' preferences and demands for future gaming offerings; our ability to comply with the Europay, MasterCard, and Visa global standard for cards equipped with security chip technology; changes in gaming regulatory, card association, and statutory requirements, as well as regulatory and licensing difficulties; our ability to maintain our current customers; uncertainty of the timing and closing of acquisitions, if any; and our ability to successfully access the capital markets to raise funds.

No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018 and in our subsequently filed quarterly reports on Form 10-Q. For information on the documents we are incorporating by reference and how to obtain a copy, please see the "Incorporation of Certain Information by Reference" section in this prospectus supplement. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

You should read this prospectus supplement and the accompanying prospectus with the understanding that our actual future results may be materially different from what we expect.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus supplement carefully, including the "Risk Factors" section, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment decision. References in this prospectus supplement to "we," "us," "our," the "Company," and "Everi" refer to Everi Holdings Inc. unless otherwise stated or the context otherwise requires.

 Our Business

Everi is a leading supplier of entertainment and technology solutions for the casino, interactive, and gaming industry. With a focus on both customers and players, Everi develops games and gaming machines, gaming systems and services, and is the provider of core financial products and services, player loyalty tools and applications, and intelligence and regulatory compliance solutions. Everi reports its results of operations based on two operating segments: Games and FinTech.

Our Games segment provides gaming operators products and services, including: (a) gaming machines primarily comprised of Class II, or bingo style, and Class III, or casino style, slot machines, including TournEvent® terminals that allow operators to switch from in-revenue gaming to out-of-revenue tournaments; (b) system software, licenses, and ancillary equipment, and maintenance, including managing the central determinant system for the video lottery terminals ("VLTs") installed in the State of New York and also providing similar technology in certain tribal jurisdictions; and (c) business-to-consumer ("B2C") and business-to-business ("B2B") interactive activities. See the section titled "Regulation" found in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2018 for a description of Class I, Class II, and Class III designations and related regulatory oversight.

As of September 30, 2019, we operated 14,272 gaming machines in our installed base, including both Class II and Class III gaming units, of which approximately 30.8% were premium game units. Of the premium game units, 866 were wide-area progressive ("WAP") units. For the nine months ended September 30, 2019, the average daily win per unit of the gaming machines in our installed base, inclusive of the premium game units, was $32.68. Our gaming machines, which include access to use certain third-party licensed brands, are either placed under revenue participation or fixed fee lease arrangements or sold to casino customers. For the nine months ended September 30, 2019, 3,569 gaming machines were sold, reflecting a 7.0% increase in unit sales over such period.

Our FinTech segment provides gaming operators cash access and other FinTech related products and services, including: (a) access to cash at gaming facilities via Automated Teller Machine ("ATM") cash withdrawals, credit card cash access transactions, point of sale ("POS") debit card cash access transactions, and check verification and warranty services; (b) equipment that provides cash access and efficiency-related services; (c) self-service enrollment, loyalty, and marketing equipment and services; (d) products and services that improve credit decision making, automate cashier operations, and enhance patron marketing activities for gaming establishments; (e) compliance, audit, and data solutions; and (f) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming, and lottery activities.

For the nine months ended September 30, 2019, more than 70% of total revenues were of a recurring nature, primarily from our gaming operations, cash access services and information services and other. Within the Games segment, our gaming operations installed base of gaming units under placement and revenue participation arrangements generated 35.7% of total consolidated revenues for the nine months ended September 30, 2019. Approximately 30% of our total units in the installed base are placed under multi-year machine placement agreements. Within the FinTech segment, our cash access services generated 31.9% of total consolidated revenues for the nine months ended September 30, 2019. We have multi-year contracts with casinos for our cash access services, with a typical contractual term three to five years. During the last contract renewal cycle for our cash access services, 100% of our top 30 customers renewed contracts. The average life of these customer relationships is 11 years. Approximately 67% of our fully-integrated, ticket redemption kiosk placements are at least three years old. Within the FinTech segment, information systems and other revenues from software and services contracts and subscriptions generated 8.6% of consolidated revenues for the nine months ended September 30, 2019. Gaming equipment and systems sales and FinTech equipment sales comprised of 17.4% and 6.4%, respectively, for the nine months ended September 30, 2019.

Everi was formed as a Delaware limited liability company on February 4, 2004 and was converted to a Delaware corporation on May 14, 2004. Our principal executive offices are located at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113. Our telephone number is (800) 833-7110. Our website address is www.everi.com. Except for the documents incorporated by reference in this prospectus as described under the heading "Incorporation of Certain Information by Reference," the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

Recent Developments

Proposed Amendment to the Credit Facility

We are currently in discussions to amend (the "Proposed Amendment") our credit agreement, dated May 9, 2017, among Everi Payments Inc., as borrower, Everi Holdings, Inc., as a guarantor, the lenders party thereto and Jefferies Finance LLC, as administrative agent, collateral agent, swing line lender, letter of credit issuer, sole lead arranger and sole bookrunner (as amended, the "Credit Agreement"). The Credit Agreement provides for: (i) a $35.0 million, five-year senior secured revolving credit facility (the "Revolving Credit Facility") and (ii) an initial $820.0 million, seven-year senior secured term loan facility (the "Term Loan Facility," and together with the Revolving Credit Facility, the "Credit Facilities").

The interest rates on (i) the outstanding principal amount of the Term Loan Facility are (x) the Adjusted Eurodollar Rate + 3.00% for Eurodollar Rate Loans (with a 1.00% LIBOR floor) and (y) the Base Rate + 2.00% for Base Rate Loans and (ii) the outstanding principal amount of the Revolving Credit Facility are (x) the Adjusted Eurodollar Rate + 4.50% for Eurodollar Rate Loans (with a 1.00% LIBOR floor) and (y) the Base Rate + 3.50% for Base Rate Loans. The maturity date of the Revolving Credit Facility is May 9, 2022, and the maturity date of the Term Loan Facility is May 9, 2024. At September 30, 2019, we had $782.0 million of borrowings outstanding under the Term Loan Facility and no borrowings outstanding under the Revolving Credit Facility. We had $35.0 million of additional borrowing availability under the Revolving Credit Facility as of September 30, 2019.

The Proposed Amendment would provide, among other things, (i) a reduction in the applicable margins for the interest rates payable in respect of the Term Loan Facility and (ii) the addition of a prepayment premium applicable to the repriced Term Loan Facility of 1.00% of the principal amount thereof that is repaid in respect of (a) any voluntary prepayment or mandatory prepayment with proceeds of debt that has a lower effective yield than the repriced Term Loan Facility or (b) any amendment to the repriced Term Loan Facility that reduces the interest rate thereon, in each case, to the extent occurring within six months after the closing date of the Proposed Amendment. No other changes are expected to be made to the pricing, debt repayment terms, maturity dates and/or financial covenants, in each case, applicable to the Credit Facilities pursuant to the Proposed Amendment. The consummation of the Proposed Amendment is subject to certain conditions precedent, including the consummation of this offering on terms and conditions satisfactory in all respects to us. We can provide no assurance that the Proposed Amendment will be consummated on the terms described above or at all.

Corporate Information

Our principal executive offices are located at 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113. Our telephone number is (800) 833-7110, and our website address is www.everi.com. Information on or connected to our website is not a part of or incorporated by reference into this prospectus supplement.

Selected Historical Financial and Operating Data

The table below sets forth selected financial and operating data as of and for the nine months ended September 30, 2019 and 2018, and as of and for the years ended December 31, 2018, 2017 and 2016. The data set forth below are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which is incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
Selected financial data ($ in thousands)	2019	2018	2018	2017	2016
	(unaudited)
Revenues(1):
Games total revenues	$206,079	$192,004	$258,978	$222,777	$213,253
FinTech total revenues	181,971	158,009	210,537	752,171	646,203

Total revenues	$388,050	$350,013	$469,515	$974,948	$859,456
Net income (loss)	$20,661	$8,153	$12,356	$(51,903)	$(249,479)
Adjusted EBITDA(2):
Games Adjusted EBITDA	$102,417	$97,143	$126,745	$115,986	$116,011
FinTech Adjusted EBITDA	87,629	78,669	103,643	96,850	82,003

Total Adjusted EBITDA	$190,046	$175,812	$230,388	$212,836	$198,014
Free Cash Flow(2)	$39,294	$26,691	$24,790	$13,858	$11,009
Selected Games operating data
Units sold(3)	3,569	3,336	4,513	3,647	2,954
Units installed at end of period	14,272	14,116	13,999	13,296	13,264
Premium units at end of period(4)	4,395	2,840	2,859	2,532	1,851
As percentage of total units installed	30.8%	20.1%	20.4%	19.0%	14.0%
Proprietary units in installed base(5)	13,697	13,498	13,390	12,533	11,931
Approximate daily win per unit(6)	$32.68	$29.13	$28.95	$27.00	$27.79
Selected FinTech operating data
Aggregate dollar amount processed (in billions)	$22.7	$20.9	$27.9	$25.3	$21.6
Number of transactions completed (in millions)	86.2	80.7	107.6	99.6	87.4

(1)
On January 1, 2018, we adopted ASC 606, which primarily impacted our FinTech segment, using the modified retrospective method, which resulted in the recording of an immaterial cumulative adjustment in the amount of approximately $4.4 million to accumulated deficit as of the adoption date. Prior to such adoption, we reported costs and expenses related to our cash access services as a cost of revenues. Under ASC 606, such costs are reflected as reductions to gaming operations revenues on a net basis of presentation. In addition, we previously reported certain costs incurred in connection with our WAP platform, consisting primarily of the jackpot expenses, as cost of revenues. Our prior period results were not recast to reflect the new revenue recognition standard under the modified retrospective method. FinTech total revenues on a comparable basis to retrospectively reflect net versus gross reporting of revenues under ASC 606 were $188.5 million and $169.8 million for the year ended December 31, 2017 and 2016, respectively.

(2)
For a reconciliation of net income to Adjusted EBITDA and to Free Cash Flow, see "Non-GAAP Financial Information."

(3)
Unit sales is the total electronic gaming machines sold in a period excluding those units that have a non-standard gross margin. Our methodology for computation of this metric may vary from other equipment suppliers.

(4)
Premium game units include electronic gaming machines that have content that is generally not for sale, are wide-area progressive units or have unique game play functions and features that have generated a premium daily win per unit. Our methodology for computation of this metric may vary from other equipment suppliers.

(5)
Proprietary units excluded third-party Class III game units of 305 units at September 30, 2019, 618 units at September 30, 2018, 609 units at December 31, 2018, 763 units at December 31, 2017 and 1,333 units at December 31, 2016.

(6)
Daily Win Per Unit is computed as 1) the net revenue earned from units placed under fixed fee or revenue participation agreements and other similar items, divided by 2) the average number of units installed during the reporting period, and by 3) the number of calendar days in the reporting period. The estimated wide-area progressive jackpot liability is excluded from this computation. Our methodology for computation of this metric may vary from other equipment suppliers.

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this prospectus supplement Adjusted EBITDA and Free Cash Flow, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles ("GAAP"). Accordingly, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share, and cash flow data prepared in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest, loss on extinguishment of debt, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, non-cash goodwill impairment charges, separation costs related to the Company's former CEO, non-cash write-down of note receivable and warrant, loss on the sale of aircraft, manufacturing relocation costs, the non-cash write-off of certain inventory and fixed assets, non-cash adjustment to certain purchase accounting liabilities and non-recurring professional fees and acquisition costs. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.

We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

A reconciliation of the Company's net income per GAAP to Adjusted EBITDA and Free Cash Flow for the nine months ended September 30, 2019 and 2018 is provided below.

	Nine months ended September 30, 2019 (unaudited)			Nine months ended September 30, 2018 (unaudited)
	Games	FinTech	Total	Games	FinTech	Total
Net income			$20,661			$8,153
Income tax benefit			(2,747)			(2,310)
Loss on extinguishment of debt			—			166
Interest expense, net of interest income			60,130			62,589

Operating income	$8,729	$69,315	$78,044	$5,914	$62,684	$68,598
Plus: depreciation and amortization	83,927	13,278	97,205	80,280	12,493	92,773

EBITDA	$92,656	$82,593	$175,249	$86,194	$75,177	$161,371

Non-cash stock compensation expense	1,895	4,246	6,141	2,075	4,042	6,117
Accretion of contract rights	6,539	—	6,539	6,299	—	6,299
Adjustment of certain purchase accounting liabilities	—	—	—	—	(550)	(550)
Write-off of inventory and fixed assets	843	—	843	2,575	—	2,575
Asset acquisition expense and other non- recurring professional fees	484	790	1,274	—	—	—

Adjusted EBITDA	$102,417	$87,629	$190,046	$97,143	$78,669	$175,812

Cash paid for interest			(52,077)			(54,930)
Cash paid for capital expenditures			(81,642)			(78,545)
Cash paid for placement fees			(17,102)			(15,300)
Cash paid for income taxes, net of refunds			69			(346)

Free Cash Flow			$39,294			$26,691

A reconciliation of the Company's net income per GAAP to Adjusted EBITDA and Free Cash Flow for the year ended December 31, 2018, 2017 and 2016 is provided below.

	Year ended December 31, 2018			Year ended December 31, 2017			Year ended December 31, 2016
	Games	FinTech	Total	Games	FinTech	Total	Games	FinTech	Total
Net income (loss)			$12,356			$(51,903)			$(249,479)
Income tax (benefit) provision			(9,710)			(20,164)			31,696
Loss on extinguishment of debt			166			51,750			—
Interest expense, net of interest income			83,001			102,136			99,228

Operating income (loss)	$3,071	$82,742	$85,813	$8,952	$72,867	$81,819	$(166,243)	$47,688	$(118,555)
Plus: depreciation and amortization	110,157	16,313	126,470	97,487	19,300	116,787	120,974	23,659	144,633

EBITDA	$113,228	$99,055	$212,283	$106,439	$92,167	$198,606	$(45,269)	$71,347	$26,078

Non-cash stock compensation expense	2,317	4,934	7,251	1,728	4,683	6,411	1,642	5,091	6,733
Goodwill impairment	—	—	—	—	—	—	146,299	—	146,299
Accretion of contract rights	8,421	—	8,421	7,819	—	7,819	8,692	—	8,692
Separation costs for former CEO	—	—	—	—	—	—	—	4,687	4,687
Write-down of note receivable and warrant	—	—	—	—	—	—	4,289	—	4,289
Write-off of inventory and fixed assets	2,575	—	2,575	—	—	—	—	—	—
Loss on sale of aircraft	—	—	—	—	—	—		878	878
Manufacturing relocation costs	—	—	—	—	—	—	358	—	358
Adjustment of certain purchase accounting liabilities	—	(550)	(550)	—	—	—	—	—	—
Non-recurring professional fees	204	204	408	—	—	—	—	—	—

Adjusted EBITDA	$126,745	$103,643	$230,388	$115,986	$96,850	$212,836	$116,011	$82,003	$198,014

Cash paid for interest			(81,609)			(89,008)			(93,420)
Cash paid for capital expenditures			(103,031)			(96,490)			(80,741)
Cash paid for placement fees			(20,556)			(13,300)			(11,312)
Cash paid for income taxes, net of refunds			(402)			(180)			(1,532)

Free Cash Flow			$24,790			$13,858			$11,009

 The Offering

Issuer	Everi Holdings Inc.
Common stock offered by us	10,000,000 shares (or 11,500,000 shares, if the underwriters exercise in full their option to purchase additional shares as described below).
Option to purchase additional shares

We have granted the underwriters an option to purchase up to an additional 1,500,000 shares. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement. See "Underwriting."

Common stock outstanding after giving effect to this offering	82,957,850 shares (or 84,457,850 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds

We estimate that our net proceeds from this offering will be approximately $106,500,000 (or approximately $122,500,000 if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to refinance a portion of our existing indebtedness in one or more transactions, which may include the repayment of certain outstanding borrowings under the Term Loan Facility and/or the redemption and/or repurchase of a portion of our outstanding 7.50% Senior Unsecured Notes due 2025 (the "2025 Notes"). Pending the deployment of the net proceeds for such refinancing transactions, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities.

Dividend policy	We do not currently intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.
Listing	Our common stock is listed on the New York Stock Exchange under the trading symbol "EVRI."
Risk factors

You should read the section titled "Risk Factors" beginning on page S-10 of, and the other information included or incorporated by reference in, this prospectus supplement for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 72,957,850 shares of common stock outstanding as of December 2, 2019 and, except as otherwise indicated, all information in this prospectus supplement:

  ▪
  reflects the offering price of $11.25 per share of common stock;

  ▪
  assumes no exercise of the underwriters' option to purchase 1,500,000 additional shares of common stock in this offering;

  ▪
  does not include 700,000 shares of common stock issuable upon exercise of warrants outstanding as of such date; and

  ▪
  does not include 15,464,190 shares of common stock reserved for issuance under our stock incentive plans, of which (1) 12,009,391 shares of common stock are issuable upon exercise of options awarded and outstanding under the plans as of such date, and (2) 3,454,799 shares of common stock are issuable upon vesting of restricted stock units awarded and outstanding under the plans as of such date.

RISK FACTORS

Investing in our common stock involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of our common stock. These risks and uncertainties include those described below, as well as in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement, including "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our subsequently filed quarterly reports on Form 10-Q. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in our common stock.

Risks Related to This Offering and Ownership of Our Common Stock

The market price of and trading volume of our shares of common stock may be volatile.

The market price of our shares of common stock has fluctuated substantially and may continue to fluctuate in response to many factors which are beyond our control, including:

  ▪
  fluctuations in our operating results, including results that vary from expectations of management, analysts and investors;

  ▪
  announcements of strategic developments, acquisitions, financings and other material events by us or our competitors;

  ▪
  the sale of a substantial number of shares of our common stock held by existing security holders in the public market; and

  ▪
  general conditions in the gaming industry.

The stock markets in general may experience extreme volatility that may be unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of our common stock to decline.

Because we do not currently intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We do not currently anticipate paying any dividends on shares of our common stock. Any determination to pay dividends in the future will be made by our board of directors and will depend upon results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant. Accordingly, realization of a gain on stockholders' investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

We might require additional capital to support business growth, and this capital might not be available on favorable terms, or at all.

Our operations or expansion efforts may require substantial additional financial, operational, and managerial resources. While we believe we have sufficient liquidity to fund our working capital and other operating requirements, we may raise additional funds for acquisitions or to expand our operations. If we obtain additional funding in the future, we may seek debt financing or obtain additional equity capital. Additional capital may not be available to us, or may only be available on terms that adversely affect our existing stockholders, or that restrict our operations. For example, if we raise additional funds through issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock.

Current and future economic, capital and credit market conditions could adversely affect our ability to service or refinance our indebtedness and to make planned expenditures.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned or committed capital expenditures and investments depends on our ability to generate cash flow in the future, borrow under our senior secured revolving credit facility or incur new indebtedness. If regional and national economic conditions deteriorate, we could experience decreased revenues from our operations attributable to decreases in consumer spending levels and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the financial and other restrictive covenants in our debt instruments. We cannot assure you that our business will generate sufficient cash flow from operations or continue to receive distributions from our affiliates or subsidiaries. We cannot assure you that future borrowings will be available to us under our senior secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We cannot assure you that we will be able to access the capital markets in the future to borrow additional indebtedness on terms that are favorable to us.

Our ability to timely refinance and replace our indebtedness in the future will depend upon the economic and credit market conditions discussed above. If we are unable to refinance our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

If securities or industry analysts do not publish or cease publishing research or reports about our business or publish negative reports, our stock price could decline.

The trading market for our common stock relies in part on the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

We conduct our business in an industry that is subject to high taxes and may be subject to higher taxes in the future.

In gaming jurisdictions in which we conduct our business, state and local governments raise considerable revenues from taxes based on casino revenues and operations. From time to time, state and local governments have increased gaming taxes and such increases could significantly impact the profitability of our customers and our business.

In addition, from time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Further, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes and/or similar taxes. It is not possible to determine with certainty the likelihood of changes in tax laws in these jurisdictions or in the administration of such laws. Such changes, if adopted, could adversely affect our business, financial condition, results of operations or prospects. Any material increase, or the adoption of additional taxes or fees, could adversely affect our future financial results.

We are subject to extensive governmental gaming regulation, which may harm our business.

Our ability to conduct both our gaming and cash access businesses, expand operations, develop and distribute new games, products and systems, and expand into new gaming markets is also subject to significant federal, state, local, Native American and foreign regulations which vary from jurisdiction to jurisdiction. In the United States and many other countries, gaming must be expressly authorized by law.

Once authorized, such activities are subject to extensive and evolving governmental regulation. The gaming laws, regulations and ordinances generally concern the antecedents, acumen, financial stability and character of our owners, officers and directors, as well as those persons financially interested or involved in our companies; dictate the technical standards and regulations of our electronic player terminals, gaming systems and certain other products; set forth the process and manner by which the various city, county, state, provincial, federal, tribal, and foreign government agencies (collectively, "Gaming Authorities") issue such licenses, findings of suitability and product approvals. In addition, the suspension, revocation, nonrenewal or limitation of any of our licenses or product approvals, or the inability to obtain or maintain requisite license or product approvals could have a material adverse effect on our business operations, financial condition, and results of operations and our ability to maintain key employees. The Gaming Authorities may deny, limit, condition, suspend or revoke a gaming license or related approval for violations of applicable gaming laws and regulations and may impose substantial fines and take other actions, any one of which could have a significant adverse effect on our business, financial condition and results of operations.

Further, changes in existing gaming laws or regulations or new interpretations of existing gaming laws may hinder or prevent us from continuing to operate in those jurisdictions where we currently do business, which could harm our operating results. In particular, the enactment of unfavorable legislation or government efforts affecting or directed at manufacturers or gaming operators, such as referendums to increase gaming taxes or requirements to use local distributors, or uncertainty as to the means and manner in which existing gaming laws may be interpreted and applied, either singly or together, could have a negative impact on our operations.

In May 2018, the United States Supreme Court struck down the Professional and Amateur Sports Protection Act ("PASPA") as unconstitutional, which led many states to quickly propose and, in some instances, pass legislation authorizing sports betting. Consequently, gaming regulators, many of our operator customers, and many of our competitors dedicated resources to service this new market, as did we. However, in January 2019, the Office of Legal Counsel of the Department of Justice ("OLC") published an opinion (the "2019 Opinion") reversing its prior 2011 opinion interpreting the Interstate Wire Act of 1961 (the "Wire Act"). The 2019 Opinion now indicates that the Wire Act is applicable to any wire communication across state lines and specifically indicates that the Unlawful Internet Gambling Enforcement Act ("UIGEA") does not modify the Wire Act, violations of which may be subject to criminal prosecution. The specific comment regarding UIGEA implicates UIGEA's carve out for "unlawful Internet gambling" and "intermediate routing" (i.e., the ancillary crossing of state lines of transmissions between intra-state communications points). In reliance on the prior 2011 opinion, several states legalized online gaming, and the proposed legislation in many jurisdictions, in response to the May 2018 PASPA decision, included online sports betting. The impact of the 2019 Opinion is currently unclear, and may implicate lottery, land-based, and online gaming as well as banks and payment processors that service these market segments. The New Hampshire Lottery Commission and certain of its service providers challenged the 2019 Opinion in federal district court. Although the federal district court "set aside" the 2019 Opinion pursuant to the Administrative Procedure Act, the court stated that the effects of its decision under the Declaratory Judgment Act were limited to the parties in the case. The Department of Justice has appealed the decision. In light of the decision, the Deputy Attorney General of the United States delayed enforcement of the 2019 Opinion through the later of December 31, 2019 or 60 days after the final resolution of the case. At this stage, the full effect of the 2019 Opinion and the New Hampshire decision remain uncertain. Interpretations and resultant enforcement of the Wire Act as may relate to intermediate routing transactions could negatively impact our Wide Area Progressive games business as well as our FinTech cash access business and our interactive real money gaming business.

Moreover, in addition to the risk of enforcement action, we are also at risk of loss of business reputation in the event of any potential legal or regulatory investigation, whether or not we are ultimately accused of or found to have committed any violation.

Many of the financial services that we provide are subject to extensive rules and regulations, which may harm our business.

Our Central Credit gaming patron credit bureau and check verification and warranty services are subject to the Fair Credit Reporting Act ("FCRA"), the Fair and Accurate Credit Transactions Act ("FACTA"), and similar state laws. The collection practices that are used by our third-party providers and us may be subject to the Fair Debt Collection Practices Act ("FDCPA") and applicable state laws relating to debt collection. All of our cash access services and patron marketing services are subject to the privacy provisions of state and federal law, including the Gramm-Leach-Bliley Act. Our POS debit card cash access transactions and ATM withdrawal services are subject to the Electronic Fund Transfer Act. Our ATM services are subject to the applicable state banking regulations in each jurisdiction in which we operate ATMs. Our ATM services may also be subject to state and local regulations relating to the imposition of daily limits on the amounts that may be withdrawn from ATMs, the location of ATMs, our ability to surcharge cardholders who use our ATMs, and the form and type of notices that must be disclosed regarding the provision of our ATM services. The cash access services we provide are subject to record keeping and reporting obligations under the Bank Secrecy Act and the USA PATRIOT Act of 2001. We are required to file SARs with respect to transactions completed at all gaming establishments where we provide our cash access services through a gaming establishment's cashier or financial services center. If we are found to be noncompliant in any way with these laws, we could be subject to substantial civil and criminal penalties. In jurisdictions in which we serve as a check casher, we are subject to the applicable state licensing requirements and regulations governing check cashing activities. We are also subject to various state licensing requirements and regulations governing money transmitters. We may be required to obtain additional licenses from federal or state financial authorities in connection with our products and services. There can be no assurance that we will be able to obtain any such licenses, and, even if we were able to do so, there could be substantial costs and potential product changes involved in maintaining such licenses, which could have a material and adverse effect on our business.

We are subject to formal or informal audits, inquiries, examinations, or reviews from time to time by the regulatory authorities that enforce these financial services rules and regulations. Although we have a compliance program that covers the laws and regulations that apply to our business, in the event that any regulatory authority determines that the manner in which we provide cash access, patron marketing, or gaming patron credit bureau services is not in compliance with existing rules and regulations, or the regulatory authorities adopt new rules or regulations that prohibit or restrict the manner in which we provide cash access, patron marketing, or gaming patron credit bureau services, then these regulatory authorities may force us to modify the manner in which we operate or force us to stop processing certain types of cash access transactions or providing patron marketing or gaming patron credit bureau services altogether. We may also be required to pay substantial penalties and fines if we fail to comply with applicable rules and regulations. For example, if we fail to file currency transaction reports ("CTRs") or suspicious activity reports ("SARs") on a timely basis or if we are found to be noncompliant in any way with either the Bank Secrecy Act or the USA PATRIOT Act of 2001, we could be subject to substantial civil and criminal penalties. In addition, our failure to comply with applicable rules and regulations could subject us to private litigation.

Gaming and financial services laws and regulations are subject to change and uncertain application.

Gaming and financial services laws and regulations are subject to change and evolving interpretations and application, including through legislative amendments, new and proposed regulations, executive orders, and agency interpretations, and it can be difficult to predict how they may be applied to our business. We may not be able to respond quickly or effectively to regulatory, legislative and other developments, and these changes may in turn impair our ability to offer our existing or proposed products and services and/or increase our expenses in providing these products and services.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock offered hereby will be approximately $106,500,000 (or approximately $122,500,000 if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to refinance a portion of our existing indebtedness in one or more transactions, which may include the repayment of certain outstanding borrowings under the Term Loan Facility and/or the redemption and/or repurchase of a portion of our outstanding 2025 Notes. Pending the deployment of the net proceeds for such refinancing transactions, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities.

As of September 30, 2019, we had (i) $782.0 million of borrowings outstanding under the Term Loan Facility and (ii) no borrowings outstanding under the Revolving Credit Facility. The interest rates on (a) the outstanding principal amount of the Term Loan Facility are (x) the Adjusted Eurodollar Rate + 3.00% for Eurodollar Rate Loans (with a 1.00% LIBOR floor) and (y) the Base Rate + 2.00% for Base Rate Loans and (b) the outstanding principal amount of the Revolving Credit Facility are (x) the Adjusted Eurodollar Rate + 4.50% for Eurodollar Rate Loans (with a 1.00% LIBOR floor) and (y) the Base Rate + 3.50% for Base Rate Loans. Pursuant to the Proposed 2019 Repricing Amendment, we expect to reduce the interest rate payable on the Term Loan Facility. The maturity date of the Revolving Credit Facility is May 9, 2022, and the stated date of the Term Loan Facility is May 9, 2024. We are currently in discussions to amend our Credit Agreement. See "Summary — Recent Developments — Proposed Amendment to Credit Facility."

As of September 30, 2019, we had $375.0 million aggregate principal amount of 2025 Notes outstanding. Interest on the 2025 Notes accrues at a rate of 7.50% per annum and is payable semi-annually in arrears on each June 15 and December 15. The 2025 Notes will mature on December 15, 2025.

The Underwriters and/or their affiliates may be holders of our outstanding 2025 Notes and/or our existing Term Loan Facility and, as a result, may receive a portion of the proceeds from this offering. See "Underwriting."

 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

  ▪
  on an actual basis; and

  ▪
  on an as adjusted basis to give effect to the issuance and sale of our common stock offered hereby and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," after deducting the underwriting discount and estimated offering expenses payable by us.

This table should be read in conjunction with, and is qualified in its entirety by reference to, "Use of Proceeds" and our unaudited consolidated financial statements and the accompanying notes in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference into this prospectus supplement.

	AS OF SEPTEMBER 30, 2019
($ in thousands)	ACTUAL	AS ADJUSTED(4)
	(unaudited)
Cash and cash equivalents(1)	$275,706	$275,706

Long-term debt
Senior secured revolving credit facility(2)	$—	$—
Senior secured term loan(2)	782,000	766,844
7.50% senior unsecured notes due 2025(3)	375,000	290,500

Total long-term debt	$1,157,000	$1,057,344

Stockholders' (deficit) equity
Common stock, $0.001 par value, 500,000 shares authorized and 97,279 shares issued at September 30, 2019; 500,000 shares authorized and 107,279 shares issued at September 30, 2019, as adjusted	$97	$107
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at September 30, 2019	—	—
Additional paid-in capital	316,356	422,796
Accumulated deficit	(208,796)	(208,796)
Accumulated other comprehensive loss	(2,187)	(2,187)
Treasury stock, at cost, 24,992 shares at September 30, 2019	(177,485)	(177,485)

Total stockholders' (deficit) equity	$(72,015)	$34,435

Total capitalization	$1,084,985	$1,091,779

(1)
We provide cash settlement services to gaming establishments related to our cash access services, which involve the movement of funds between various parties involved in these types of transactions. We receive reimbursement from the patron's credit or debit card issuing financial institution for the amount owed to the gaming establishment plus the fee charged to the patron. These activities result in amounts due to us at the end of each business day that we generally recover over the next few business days, which are classified as settlement receivables on our balance sheets. As of September 30, 2019, we had approximately $56.0 million in settlement receivables. In addition, cash settlement services result in amounts due to gaming establishments for the cash disbursed to patrons through the issuance of a negotiable instrument or through electronic settlement for the face amount provided to patrons that we generally remit over the next few business days, which are classified as settlement liabilities on our Balance Sheets. As of September 30, 2019, we had approximately $298.5 million in settlement liabilities. As the timing of cash received from cash settlement services may differ, the total amount of cash held by us will fluctuate throughout the year.

(2)
As of December 2, 2019, (i) we had $782.0 million outstanding under the Term Loan Facility and (ii) no borrowings outstanding under the Revolving Credit Facility.

(3)
As of December 2, 2019, we had $375.0 million aggregate principal amount of 2025 Notes outstanding.

(4)
Assumes that $15.2 million of the net proceeds of this offering are used to repay certain outstanding borrowings under the Term Loan Facility and/or the remaining net proceeds are used to fund the redemption and/or repurchase of $84.5 million aggregate principal amount of our outstanding 2025 Notes. The redemption of the 2025 Notes includes $6.3 million related to the redemption premium plus the accrued and unpaid interest to the date of redemption of $0.5 million.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. Holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a "non-U.S. Holder" generally means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

  ▪
  an individual who is a citizen or resident of the United States;

  ▪
  a corporation, or other business entity treated as a corporation, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

  ▪
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  ▪
  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. Holder in light of that non-U.S. Holder's circumstances, including Medicare taxes imposed on net investment income and the alternative minimum tax, nor does it address any aspect of U.S. federal taxation other than U.S. federal income taxation (such as U.S. federal estate and gift taxation) or state, local, or non-U.S. taxation. This discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

  ▪
  banks, insurance companies and other financial institutions;

  ▪
  tax-exempt entities;

  ▪
  brokers, dealers or traders in securities or foreign currencies;

  ▪
  controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax;

  ▪
  passive foreign investment companies;

  ▪
  persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment;

  ▪
  persons required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being included in an applicable financial statement;

  ▪
  entities or arrangements treated as partnerships for U.S. federal income tax purposes and investors therein;

  ▪
  persons that own or are deemed to own, actually or constructively, more than 5% of our common stock for U.S. federal income tax purposes; and

  ▪
  U.S. expatriates.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership considering an investment in our common stock should consult their tax adviser as to the particular U.S. federal income tax consequences applicable to them.

We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

We do not currently intend to pay dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, in general, any such distributions we make to a non-U.S. Holder that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. Holder provides proper certification of its eligibility for such reduced rate (including providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable documentation)). A distribution on a share of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. Holder's share(s) of our common stock to the extent thereof, determined separately for each share, and, to the extent such distribution exceeds the adjusted basis in such share, as gain from the sale or exchange of such share.

Dividends we pay to a non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) will not be subject to U.S. withholding tax, as described above, if the non-U.S. Holder complies with applicable certification and disclosure requirements (including providing a valid IRS Form W-8ECI). Instead, unless an applicable tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a United States person for U.S. federal income tax purposes. In addition, if the non-U.S. Holder is an entity treated as a corporation for U.S. federal income tax purposes, such holder's earnings and profits (subject to adjustments) that are effectively connected with its conduct of a trade or business within the United States may also be subject to an additional U.S. federal branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Any distributions we make to a non-U.S. Holder with respect to its shares of our common stock will also be subject to the rules discussed below under the headings "Backup Withholding, Information Reporting and Other Reporting Requirements" and "Foreign Account Tax Compliance Act."

Gain on Sale or Other Taxable Disposition of Common Stock

In general, subject to the discussions below under the headings "Backup Withholding, Information Reporting and Other Reporting Requirements" and "Foreign Account Tax Compliance Act," a non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of the non-U.S. Holder's shares of our common stock unless:

  ▪
  the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder);

  ▪
  the non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  ▪
  we are or have been a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) at any time within the shorter of the five-year period preceding such disposition or such non-U.S. Holder's holding period in such shares (the "Relevant Period") of our common stock and, if our common stock is treated as "regularly traded on an established securities market," only if the non-U.S. Holder owns or is treated as owning more than 5% of our common stock at any time within the Relevant Period.

Unless an applicable tax treaty provides otherwise, gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) will generally be subject to U.S. federal income tax on a net basis, in the same manner as if the non-U.S. Holder were a United States person for U.S. federal income tax purposes. In addition, if the non-U.S. Holder is a corporation, the branch profits tax described above also may apply to such holder's effectively connected earnings and profits (subject to adjustments).

An individual non-U.S. Holder who is subject to U.S. federal income tax because the non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other taxable disposition of our common stock will generally be subject to a flat 30% tax on the gain recognized on such disposition, which may be offset by certain U.S.-source capital losses (assuming certain requirements are met, including timely filing of U.S. federal income tax returns with respect to such losses).

Non-U.S. Holders should consult their tax adviser regarding the application of these rules to them, and any potentially applicable income tax treaties that may provide for different rules than those set forth in this discussion. Any sale or other disposition with respect to a non-U.S Holder's shares of our common stock will also be subject to the rules discussed below under the heading "Backup Withholding, Information Reporting and Other Reporting Requirements" and "Foreign Account Tax Compliance Act."

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS, and to each non-U.S. Holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.

A non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder (currently at a rate of 24%), unless such non-U.S. Holder certifies under penalties of perjury that among other things, it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), and otherwise complies with all applicable legal requirements.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. Holder to the IRS and also backup withhold on that amount, unless such non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person). Information reporting will also apply if a non-U.S. Holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder can be credited against the non-U.S. Holder's U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury regulations promulgated thereunder and other official guidance (commonly referred to as "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless those entities comply with certain requirements under the Code and applicable Treasury regulations, which requirements may be modified by an "intergovernmental agreement" entered into between the United States and an applicable foreign country. Future Treasury regulations or other official guidance may modify these requirements.

Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale or other disposition of certain financial instruments (which would include our stock). The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. Prospective investors should consult their tax advisers regarding the potential application of withholding under FATCA to their investment in our common stock.

The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending upon a particular non-U.S. Holder's particular situation. Holders should consult their tax advisers with respect to the tax consequences to them of the purchase, ownership and disposition of the stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement among us and Jefferies LLC and Stifel, Nicolaus & Company, Incorporated, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	3,500,000
Stifel, Nicolaus & Company, Incorporated	3,500,000
Craig-Hallum Capital Group LLC	1,200,000
Raymond James & Associates, Inc.	1,200,000
SunTrust Robinson Humphrey, Inc.	600,000

Total	10,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.33750 per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $0.33750 per share of common stock to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$11.2500	$11.2500	$112,500,000	$129,375,000
Underwriting discounts and commissions paid by us	$0.5625	$0.5625	$5,625,000	$6,468,750
Proceeds to us, before expenses	$10.6875	$10.6875	$106,875,000	$122,906,250

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $425,000.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol "EVRI".

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,500,000 shares of common stock from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

  ▪
  sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase a "put equivalent position" (within the meaning of Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any "call equivalent position" (within the meaning of Rule 16a-1(b) under the Exchange Act), pledge, hypothecate or grant any security interest in, or in any other way transfer or dispose of any shares or any options or warrants or other rights to acquire shares or any securities exchangeable or exercisable for or convertible into shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares (collectively, "Related Securities") currently or hereafter owned either of record or "beneficially" (within the meaning of Rule 13d-3 under the Exchange Act),

  ▪
  enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise,

  ▪
  make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

  ▪
  publicly announce any intention to do any of the foregoing.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus. However, subject to certain exceptions, in the event that either:

  ▪
  during the last 17 days of the 90-day restricted period, we issue an earnings release or discloses material news or a material event relating to us occurs, or

  ▪
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the disclosure of the material news or occurence of the material event, as applicable, unless the representatives waive, in writing, such an extension.

The representatives may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

"Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In particular, Jefferies Finance LLC is a lender under the Revolving Credit Facility, under which there are no borrowings outstanding at

September 30, 2019. In addition, Jefferies LLC owns an immaterial amount of the 2025 Notes, and we may use some of our net proceeds to repurchase a portion of the 2025 Notes.

Disclaimers Relevant to Non-U.S. Jurisdictions

Canada

(A)
Resale Restrictions

The distribution of shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B)
Representations of Canadian Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  ▪
  the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106 — Prospectus Exemptions,

  ▪
  the purchaser is a "permitted client" as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

  ▪
  where required by law, the purchaser is purchasing as principal and not as agent, and

  ▪
  the purchaser has reviewed the text above under Resale Restrictions.

(C)
Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D)
Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus supplement (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

(E)
Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F)
Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia's Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

a)
You confirm and warrant that you are either:

▪
a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

▪
a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

▪
a person associated with the Company under Section 708(12) of the Corporations Act; or

▪
a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this Offering Memorandum is void and incapable of acceptance.

b)
You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area (each, an "EEA Member State"), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that EEA Member State except that an offer to the public in that EEA Member State of any securities may be made at any time under the following exemptions under the Prospectus Regulation:

a)
to any legal entity which is a "qualified investor" as defined in the Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression "offer to the public" in relation to any securities in any EEA Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies

Ordinance (Cap. 32) of Hong Kong ("CO") or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This Prospectus Supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a "relevant person").

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain gaming regulation matters in connection with this offering will be passed upon for us by Greenberg Traurig, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by White & Case LLP.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Exchange Act, are incorporated herein by reference:

  ▪
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

  ▪
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019;

  ▪
  our Current Reports on Form 8-K filed with the SEC on January 24, 2019, May 21, 2019 and November 5, 2019;

  ▪
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 16, 2005, including any amendment or report filed for the purpose of updating that description; and

  ▪
  our Definitive Proxy Statement on Schedule 14A filed on April 22, 2019, in connection with our 2019 Annual Meeting of Stockholders, only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request and we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Everi Holdings Inc.
7250 S. Tenaya Way, Suite 100
Las Vegas, Nevada 89113
Attention: Harper H. Ko, EVP, Chief Legal Officer — General Counsel, and Corporate Secretary
www.everi.com

PROSPECTUS

EVERI HOLDINGS INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may, from time to time, offer to sell common stock, preferred stock, debt securities, warrants or units, either individually or in combination.

This prospectus provides you with a general description of the securities that may be offered. Each time we offer and sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about such offering and the terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, their names, any over-allotment and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section entitled "Plan of Distribution" for more information.

Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol "EVRI".

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" CONTAINED HEREIN ON PAGE 3 AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. No gaming or regulatory agency has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2019

We have not authorized any person to provide you with any information or represent anything about us other than what is contained in this prospectus, any prospectus supplement and any pricing supplement. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities offered hereunder, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, offer and sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the securities offered under this prospectus.

Each time we offer and sell securities with this prospectus, we will provide a prospectus supplement and, if applicable, a related free writing prospectus that will describe the specific terms of the offering. Such prospectus supplement and free writing prospectus may include or incorporate by reference a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement and related free writing prospectus may also add to, update or change the information contained in this prospectus, and accordingly, to the extent inconsistent, the information in this prospectus will be superseded by the information in the prospectus supplement or the related free writing prospectus. Please carefully read this prospectus, the prospectus supplement and any related free writing prospectus issued by us, in addition to the information contained in the documents we refer to under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

Unless otherwise indicated or the context otherwise requires, the terms "we," "us," "our," the "Company," "Everi," "Everi Holdings" and similar terms refer to Everi Holdings Inc., a Delaware corporation, and its consolidated subsidiaries.

ABOUT EVERI HOLDINGS INC.

Everi is a leading supplier of entertainment and technology solutions for the casino, interactive, and gaming industries, with a focus on both casino operators and their players. We provide casino operators with a diverse portfolio of products including innovative gaming content and gaming machines that power the casino floor, and casino operational and management systems that include comprehensive end-to-end payments solutions, critical intelligence offerings, gaming operations efficiency technologies, and self-service loyalty tools and applications. Everi reports its results of operations based on two operating segments: Everi Games and Everi FinTech.

Everi Games provides gaming operators products and services, including: (a) gaming machines primarily comprised of Class II and Class III slot machines placed under participation or fixed fee lease arrangements or sold to casino customers, including TournEvent® that allows operators to switch from in-revenue gaming to out-of-revenue tournaments; (b) system software, licenses, ancillary equipment, and maintenance; and (c) business-to-consumer and business-to-business interactive activities. In addition, Everi Games develops and manages the central determinant system for the video lottery terminals ("VLTs") installed in the State of New York and it also provides similar technology in certain tribal jurisdictions.

Everi FinTech provides gaming operators cash access and related products and services, including: (a) access to cash at gaming facilities via Automated Teller Machine ("ATM") cash withdrawals, credit card cash access transactions, point of sale ("POS") debit card cash access transactions, and check verification and warranty services; (b) equipment that provides cash access and efficiency-related services; (c) self-service enrollment, loyalty, and marketing equipment and services; (d) products and services that improve credit decision making, automate cashier operations, and enhance patron marketing activities for gaming establishments; (e) compliance, audit, and data solutions; and (f) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming, and lottery activities.

Everi Holdings was formed as a Delaware limited liability company on February 4, 2004 and was converted to a Delaware corporation on May 14, 2004. Our principal executive offices are located at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113. Our telephone number is (800) 833-7110. Our website address is www.everi.com. The information on our website is not part of this prospectus.

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 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

These forward-looking statements include, among other things, statements regarding the following matters: trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; product development, including the release of new game features and additional game and system releases in the future; regulatory approvals; gaming regulatory, card association, and statutory compliance; the implementation of new or amended card association and payment network rules; consumer collection activities; future competition; future tax liabilities; future goodwill impairment charges; international expansion; resolution of litigation; dividend policy; new customer contracts and contract renewals; future results of operations (including revenue, expenses, margins, earnings, cash flow and capital expenditures); expected key improvements in free cash flow; expectations regarding our improved credit profile; future interest rates and interest expense; future borrowings; and future equity incentive activity and compensation expense. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "will," "should," "would," "likely," and similar expressions. In addition, any statements that refer to projections of our future financial performance, our anticipated growth, and trends in our business and other characterizations of future events or circumstances are forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performances and are subject to assumptions and involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance, or achievement implied by such forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, market and economic forces; our substantial leverage; our ability to compete in the gaming industry, manage competitive pressures, navigate gaming market contractions, and continue operating in Native American gaming markets; expectations regarding our existing and future installed base and win per day, our product portfolio, and development and placement fee arrangements; expectations regarding customers', gaming establishments', and patrons' preferences and demands for future gaming offerings; our ability to comply with the Europay, MasterCard, and Visa global standard for cards equipped with security chip technology; changes in gaming regulatory, card association, and statutory requirements, as well as regulatory and licensing difficulties; and our ability to maintain our current customers; uncertainty of the timing and closing of acquisitions, if any; and our ability to successfully access the capital markets to raise funds.

No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018, as well as in any future filings we may make that may be incorporated by reference herein. For information on the documents we are incorporating by reference and how to obtain a copy, please see the "Where You Can Find More Information" section in this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.

2

 RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated herein by reference, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price and/or value of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see "Where You Can Find More Information."

3

 USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us for general corporate purposes unless otherwise set forth in the applicable prospectus supplement.

4

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock, including our restated certificate of incorporation and amended and restated bylaws. You are strongly encouraged, however, to read our restated certificate of incorporation, amended and restated bylaws and any other relevant agreements, each of which is filed or will be filed as an exhibit to the registration statement of which this prospectus is a part. Additionally, copies of these documents are available from us upon request. Please also refer to "Where You Can Find More Information" to find out where copies of these documents may be obtained.

General

Our authorized capital stock consists of 50,000,000 shares of preferred stock, of which there are no shares outstanding, and 500,000,000 shares of common stock, of which 72,730,634 shares were outstanding on November 22, 2019, held by eight (8) holders of record.

Common Stock

The holders of common stock are entitled to one vote per share on all matters, including the election of directors. Our Certificate of Incorporation and Bylaws provide that the directors shall be divided into three classes constituting the entire board of directors (the "Board"). The members of each class of directors serve staggered three-year terms. Given that only a portion of the total number of directors is elected each year, a greater number of shares is required to ensure the ability to elect a specific number of directors than would be required if the entire Board were elected each year.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board from funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any preferential rights of the holders of the preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability for further calls or assessments by the Company.

Preferred Stock

The Board has the authority, without any further action by stockholders, to issue 50,000,000 shares of preferred stock in one or more series with dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and other rights or preferences that could be senior to those of holders of common stock. There are no shares of preferred stock outstanding.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders.

In addition, our restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:

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  a classified Board;

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  a requirement that directors may only be removed for cause and only by an affirmative vote of the holders of a majority of the Company's voting stock; and

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  ▪
  the inability of stockholders to call special meetings and to act without a meeting.

Subject to the exceptions set forth below, certain business combinations involving a "Related Person" require the approval of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors (which we refer to as "voting shares") and the approval of the holders of a majority of the voting shares not owned beneficially by the Related Person. The 80% voting requirement does not apply if:

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  the terms of the business combination meet certain fairness standards set forth in our restated certificate of incorporation;

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  the business combination is approved by the holders of a majority of the voting shares not owned beneficially by the Related Person; and

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  all other affirmative voting requirements imposed by applicable law or our restated certificate of incorporation are met.

Alternatively, the business combination can be approved by a majority of the "Continuing Directors" and such other vote as may be required by law or by our restated certificate of incorporation.

"Related Person" means any person, entity or group that beneficially owns five percent or more of the outstanding voting stock (subject to certain exceptions) and affiliates and associates of any such person, entity or group.

"Continuing Director" means, as to any Related Person:

  ▪
  a member of the Board who was a director of our company's predecessor prior to June 9, 1987 or thereafter became a director of our company prior to the time the Related Person became a Related Person; and

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  any successor of such a director who is recommended by a majority of such directors then on the Board.

However, to be a Continuing Director as to any Related Person, the director must not be the Related Person or an affiliate of the Related Person.

Options

As of September 30, 2019, options representing the right to purchase 12,681,502 shares of common stock were issued and outstanding at a weighted average exercise price of $5.15. The outstanding options were granted to certain of our employees, officers, directors and consultants pursuant to our 2014 Equity Incentive Plan (as amended and restated) and our 2012 Equity Incentive Plan (as amended).

Restricted Stock and Restricted Stock Units

As of September 30, 2019, there were no shares of restricted (unvested) stock awards outstanding and 3,405,682 restricted stock units outstanding, which includes 2,378,682 time-based restricted stock units and 1,027,000 performance-based restricted stock units.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Inc. ("Broadridge") and its telephone number is (800) 353-0103.

New York Stock Exchange

Our common stock is listed on the NYSE under the symbol "EVRI."

6

 DESCRIPTION OF DEBT SECURITIES

The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Everi Holdings Inc. Our unsecured senior debt securities will be issued under an indenture to be entered into by us and a trustee (the "Trustee") chosen by us, qualified to act as such under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and appointed under such indenture. The form of unsecured senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should refer to the applicable indenture for more specific information.

The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to any of our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility, and the liabilities of our subsidiaries.

We will include the specific terms of each series of the debt securities being offered in a prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common stock, preferred stock or other securities of our company or any other entity. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

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  the title of the warrants;

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  the aggregate number of warrants offered;

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  the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

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  the exercise price of the warrants;

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  the dates or periods during which the warrants are exercisable;

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  the designation and terms of any securities with which the warrants are issued;

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  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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  any minimum or maximum amount of warrants that may be exercised at any one time; and

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  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

7

 DESCRIPTION OF UNITS

We may issue units of securities consisting of one or more of the following securities: common stock, preferred stock, debt securities, warrants or any combination thereof. We may evidence each series of units issued by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. You should read the particular terms of these documents, which will be described in more detail in the applicable prospectus supplement.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

  ▪
  the title of the series of units;

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  identification and description of the separate constituent securities comprising the units;

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  the price or prices at which the units will be issued;

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  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

  ▪
  if appropriate, a discussion of material United States federal income tax considerations; and

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  any other terms of the units and their constituent securities.

8

 PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

9

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Gibson, Dunn & Crutcher LLP, our counsel. Legal counsel to any underwriters may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

10

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

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  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019;

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  our Current Reports on Form 8-K filed with the SEC on January 24, 2019, May 21, 2019, and November 5, 2019;

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  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 16, 2005, including any amendment or report filed for the purpose of updating that description; and

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  our Definitive Proxy Statement on Schedule 14A filed on April 22, 2019, in connection with our 2019 Annual Meeting of Stockholders, only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the completion of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request and we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Everi Holdings Inc.
7250 S. Tenaya Way, Suite 100
Las Vegas, Nevada 89113
Attention: Harper H. Ko, EVP, Chief Legal Officer — General Counsel, and Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information about registrants, like us, that have been filed electronically with the SEC. You can access the SEC's Internet site at http://www.sec.gov. You can also obtain information about us on our website at http://www.everi.com. Information on our website or any other website is not incorporated by reference into this prospectus.

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We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. The registration statement, exhibits and schedules are available through the SEC's website at http://www.sec.gov.

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10,000,000 Shares

Everi Holdings Inc.

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Jefferies
Stifel

Joint Lead Managers

Craig-Hallum Capital Group
Raymond James

Co-Manager

SunTrust Robinson Humphrey

December 5, 2019